FORM 3

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          OMB APPROVAL
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OMB Number             3235-0104
Expires:          April 30, 1997
Estimated average burden
hours per response...........0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                 Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940








1.  Name and Address of Reporting Person:

    Drummond Financial Corp.
    400 Burrard St., Suite 1250
    Vancouver, British Columbia  V6C 3A6

2.  Date of Event Requiring Statement:

    November 19, 1996

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

    ICHOR Corporation

5.  Relationship of Reporting Person to Issuer:

    10% Owner

6.  If Amendment, Date of Original:

    N/A

Table I - Non-Derivative Securities Beneficially owned

-------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security       2.  Amount of Securities          3.  Ownership          4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned                Form:  Direct          (Instr. 5)
                                (Instr. 4)                        (D) or Indirect
                                                                  (I) (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------
Common Shares               1,470,320                                D



     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially  owned directly or indirectly

Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2.  Date Exercisable   3.  Title and Amount         4.  Conversion or  5.  Ownership   6. Nature
   (Instr. 4)                     and Expiration         of Securitities Underlying   Exercise Price     Form of        of Indirect
                                  Date                   Derivative Security          of Derivative      Derivative      Benficial
                                  (Month/Day/Year)       (Instr. 4)                   Security           Security:       Ownership
                                                                                                         Direct (D) or   (Instr. 5)
                                                                                                         Indirect (I)

                                  ----------------------------------------------------------------------------------
                                  Date                                      Amount or
                                  Exer-      Expira-      Title             Number of
                                  cisable    tion Date                      Shares
---------------------------------------------------------------------------------------------------------------------------------

N/A



Explanation of Responses: N/A








                  /s/ Michael J. Smith               Date: December 12, 1996
                  __________________________
                  Michael J. Smith
                  Drummond Financial Corp.
                  **Signture of Reporting Person


     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, Drummond Financial Corp. See Instruction 6 for procedure.